Exhibit 99.2

 EXECUTION VERSION  FACILITY AGREEMENT  ACTIVE 225736976  DATED 25 OCTOBER 2017USD I 00,000,000 TERM LOAN FACILITY FORKINGKEY NEW ERA AUTO INDUSTRY LIMITED5?-- iffi R @ 1'!f 05Jas BorrowerPROVIDED BY CATHAY RONG IV LIMITEDas Lender

3CONTENTS

Clause		Page
1.	DEFINITIONS AND INTERPRETATION	2
2.	THE FACILITY	12
3.	PURPOSE	12
4.	CONDITIONS OF UTILISATION	12
5.	REPAYMENT	13
6.	PREPAYMENT AND CANCELLATION	13
7.	INTEREST	16
8.	INTEREST PAYMENT	17
9.	TAX GROSS UP AND INDEMNITIES	17
10.	INCREASED COSTS	21
11.	OTHER INDEMNITIES	23
12.	MITIGATION	24
13.	COSTS AND EXPENSES	24
14.	REPRESENTATIONS	25
15.	INFORMATION UNDERTAKINGS	28
16.	FINANCIAL COVENANTS	30
17.	GENERAL UNDERTAKINGS	31
18.	EVENTS OF DEFAULT	37
19.	TRANSFER BY THE LENDER	41
20.	CHANGES TO THE OBLIGORS	42
21.	APPLICATION OF PROCEEDS	42
22.	CONDUCT OF BUSINESS BY THE LENDER	43
23.	PAYMENT MECHANICS	43
24.	SET-OFF	45
25.	NOTICES	45
26.	CALCULATIONS AND CERTIFICATES	47
27.	PARTIAL INVALIDITY	48
28.	REMEDIES AND WAIVERS	48
29.	AMENDMENTS AND WAIVERS	48
30.	CONFIDENTIAL INFORMATION	48
31.	COUNTERPARTS	51
32.	GOVERNING LAW	51
33.	ENFORCEMENT	51

Schedule		Page
1.	CONDITIONS PRECEDENT	53
	Part 1 CONDITIONS PRECEDENT TO FACILITY A	53
	Part 2 CONDITIONS PRECEDENT TO FACILITY B	55
	Part 3 FORM OF DIRECTOR'S CERTIFICATE	56
2.	FORMS OF UTILISATION REQUEST	58
3.	FORM OF COMPLIANCE CERTIFICATE	59

SIGNATORIES 60

ACTIVE 225736976

THIS AGREEMENT is dated 25 October 2017 and made

BETWEEN:

(1) **KINGKEY NEW ERA AUTO INDUSTRY LIMITED** 京基新興汽車產業有限公司, a BVI business company incorporated under the laws of the British Virgin Islands with company number 1954209and its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands as borrower (the **Borrower**); and

(2) **CATHAY RONG IV LIMITED**, a BVI business company incorporated in the British Virgin Islands with its registered address at 30 de Castro Street, Wickhams Cay 1, P.O. Box 4519, Road Town, Tortola, British Virgin Islands as lender (the **Lender**).

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Authorisation means an authorisation, consent, approval, resolution, permit, licence, exemption, filing, notarisation or registration.

Availability Period means the period from and including the date of this Agreement to and including the date falling two Months after the date of this Agreement.

Borrower Share Charge means the Hong Kong law governed share charge dated on or about the date of this Agreement to be entered into between each Shareholder as chargor and the Lender as chargee with respect to all the shares of the Borrower.

Break Costs means the amount (if any) determined by the Lender (acting reasonably) which would indemnify it against any loss or liability that it incurs as a consequence of any part of a Loan or an Unpaid Sum being repaid or prepaid other than on the dates when such Loan or Unpaid Sum becomes due and payable, and includes any direct costs incurred as a result of the Lender terminating all or any part of its fixed rate, swap or other hedging or back-to-back lending arrangements.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and (only in relation to any date for payment or purchase of US Dollars) New York.

Code means the US Internal Revenue Code of 1986.

Commitment means a Facility A Commitment or Facility B Commitment.

Compliance Certificate means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate), with any amendments the Lender and the Borrower may agree.

Confidential Information means all information relating to any Transaction Obligor, the Issuer Group, the PRC Co Group, the Finance Documents, the Facility and the Share Transfer Agreement of which the Lender becomes aware in its capacity as Lender or which is received by the Lender in

ACTIVE 225736976 2 Project U – Facility Agreement

 ACTIVE 225736976  Project U - Facility Agreement  relation to the Finance Documents, the Facility from Transaction Obligor or any of its directors or officers or Representatives or advisers in whatever form, and includes any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:  (a)  is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 30 (Confidential Information);  (b)  is identified in writing at the time of delivery as non-confidential by an Obligor or any of its advisers; or  (c)  is known by the Lender before the date the information is disclosed to it by an Obligor or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware after due and careful enquiry, unconnected with the Borrower or PRC Co Group and which, in either case, as far as the Lender is aware after due and careful enquiry, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.  Confidentiality Undertaking means, at any time, a confidentiality unde1taking substantially in the then current recommended form of the Loan Market Association or in any other form agreed between the Borrower and the Lender.Corporate Obligor means the Borrower, each Shareholder or the PRC Co.DCM means DCM Hybrid RMB Fund, L.P., a partnership duly fo1med and validly existing under the laws of the Cayman Islands with its registered office located at c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, PO Box 268, Grand Cayman KYl-1104, Cayman Islands.Debt Account means the cash account with account number 11-00001514 and account name Kingkey New Era Auto Industry Limited held and maintained by the Borrower with O-Bank Co., Ltd, Hong Kong and includes any account which is a successor to such Debt Account on any re-numbering or redesignation of accounts and any account into which all or part of a credit balance from the Debt Account is transferred for investment or administrative purposes.Debt Account Minimum Balance means, at any time, an amount equal to three months of interest payable by the Borrower under this Agreement.Deed of Undertaking means the deed of undertaking entered into on or about the date of this Agreement between the PRC Co, the Borrower and the Lender.Default means:(a) an Event of Default; or  (b)  an event or circumstance specified in Clause 18 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of them) be an Event of Default, provided that any such event which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default until that condition is satisfied.  Disruption Event means either or both of:

   (a)  ACTIVE 225736976  Project U - Facility Agreement  a material disruption to the payment or communications systems or to the financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out), provided that the disruption is not caused by, and is beyond the control of, any of the Parties; or  (b)  the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:(i) from performing its payment obligations under the Finance Documents; or  (ii)  from communicating with other Parties in accordance with the terms of the Finance Documents,  and which (in either case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.Event of Default means any event or circumstance specified as such in Clause 18 (Events of Default).Extended Termination Date means the date falling 36 Months after the first Utilisation Date.Facility means Facility A or Facility B.Facility A means the term loan facility made available under this Agreement as described in paragraphof Clause 2 (The Facility).Facility A Commitment means USD50,000,000 to the extent not cancelled, reduced or transferred under this Agreement.Facility B means the term loan facility made available under this Agreement as described in paragraphof Clause 2 (The Facility).Facility B Commitment means USD50,000,000 to the extent not cancelled, reduced or transferred under this Agreement.Facility Office means the office or offices through which the Lender will perform its obligations under this Agreement.FATCA means:(a) sections 1471 to 1474 of the Code or any associated regulations;  (b)  any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above ; or  (c)  any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdi ction.  FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA .

   FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.Finance Document means:this Agreement;each Individual Guarantee;the Deed of Undertaking;a Security Document; orany other document designated as such by the Lender and the Borrower.Finance Lease means any lease, hire purchase contract or other agreement which would, in accordance with GAAP in force on the date of this Agreement, be treated as a balance sheet liability.Financial Indebtedness means any indebtedness for or in respect of:moneys borrowed;any acceptance under any acceptance credit facility (including any dematerialised equivalent);  ACTIVE 225736976  Project U - Facility Agreement  (c)  any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;  (d)  any redeemable preference share;  (e)  any Finance Lease;  (f)  receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);  (g)  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) will be taken into account);  (h)  any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;  (i)  the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:  (i)  is arranged primarily as a method of raising finance or of financing the acquisition or the construction of that asset or service; or  (ii)  is due to be made more than six Months before or after the date of acquisition or supply;  (i)  any other transaction of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing; or

 ACTIVE 225736976  6  Project U - Facility Agre em ent  (k)  any liability in respect of any guarantee, ind emnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to U) above.  GAAP means generally accepted accounting principles in Hong Kong.Holding Company means , in relation to a person, any other person in respect of which it is a Subsidi ary.Hong Kong means the Hong Kong Special Administrative Region of the People's Republic of China.Increased Costs has the meaning given to it in Clause 10 (Increased Costs).Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature wherever imposed.Individual Guarantee means each guarantee entered into on or about the date of this Agreement between each of the Individual Guarantors and the Lender.Individual Guarantor means:-older of Hong Kong id entity card with number-as at the date of this Agreement; or-holder of Hong Kong identity card with numbe-as at the date of this Agreement.Initial Valuation Report means the repott issued by an independent third party in respect of the valuation of the market value of all the issued shares of the Issuer Group, including the Preference Shares.Interest Period means, in relation to a Loan, six Months and, in relation to an Unpaid Sum, each period determined in accordance with Clause 7.3 (Default Interest).Interest Rate mean per annum.IRR means the internal rate of return, determined by iterative process, which results in a net present value approximating -when such discount rate is ap ied to the funds given and received by the Lender from time to time , using negative s the starting amount , and including but not limited to payments of interest, all princip al prepayments and repayments and other paynments made by the Borrower under the Finance Docunments, and calculated using XIRR function in Microsoft Office Excel.Issuer means Uxin Limit ed, an exempted company incorporated and validly existing und er the laws of the Cayman Islands with registered address at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, grand Cayman, KYl-1205, Cayman Islands.Issuer Group means the Issuer and its Subsidiaries for the time being.Lender Representat ive Director means any person appointed by the Lender pursuan t to Clause l 7.14 (Appoin tment of directors).

     Loan means a loan made or to be made under a Facility or the principal amount outstanding for the time being of that loan.Material Adverse Effect means a material adverse effect on:  ACTIVE 225736976  Project U - Facility Agreement  (a)  the business, assets or financial condition of the PRC Co Group as a whole or each of the Borrower and an Individual Guarantor;  (b)  the ability of any Transaction Obligor to perform its obligations under any Finance Document;  (c)  the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to, any Finance Document; or  (d) any right or remedy of the Lender in respect of a Finance Document in any capacity.Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:  (a)  if the numerically c01Tesponding day is not a Business Day, that period will end on the next Business Day in the calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;  (b)  if there is no numerically corresponding day in the calendar month in which that period is to end, that period will end on the last Business Day in that calendar month; and  (c)  if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.  New Lender has the meaning given to it in Clause 19 (Transfer by the Lender).Obligor means the Borrower or an Individual Guarantor.Original Financial Statements means:  (a)  in relation to the Borrower, its unaudited financial statements for the period from its incorporation date to 30 September 2017; and  (b)  in relation to the PRC Co, its audited consolidated financial statements for its financial year ended 31 December 2016.  Party means a party to this Agreement.PRC means the People's Republic of China, but excluding, for the purposes of the Finance Documents, Taiwan and the special administrative regions of Hong Kong and Macau.PRC Co means }?-:J&: l;r]if -0i=il, a company incorporated under the laws of the PRC with company registration numberPRC Co Group means the PRC Co and its Subsidiaries for the time being.Preference Share Charge means the Hong Kong law governed share charge dated on or about the date of this Agreement to be entered into between the Borrower as chargor and the Lender as chargee with respect to an aggregate of up to 5,704,545 Preferences Shares held or to be held by the Borrower from time to time.

Preference Shares means the redeemable convertible preferred shares issued or to be issued by the Issuer.

Receiver means a receiver, a receiver and manager, or an administrative receiver of the whole or any part of the Security Assets.

Related Fund in relation to a fund (the **first fund**), means:

(a) a fund which is managed or advised by the same investment manager or investment adviser as the first fund; or

(b) if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Jurisdiction means:

(a) in relation to a Corporate Obligor:

 (i) its jurisdiction of incorporation;

 (ii) any jurisdiction where any asset subject to any Security Interest created or expressed to be created by it under a Security Document is situated;

 (iii) the jurisdiction whose laws govern the perfection of any Security Interest created or expressed to be created by it under a Security Document; and

 (iv) any jurisdiction where it conducts its business; or

(b) in relation to an Individual Guarantor, the jurisdiction of his place of ordinary residence.

Relevant Market means the Hong Kong interbank market.

(d) **Repeating Representations** means each of the representations and warranties set out in Clauses 14.2 (Status) to 14.7 (Governing law and enforcement) and 14.9(b) (the registration of the particulars of the Preference Share Charge with the Registrar of Corporate Affairs of the British Virgin Islands and in the Borrower's register of charges which registrations, filings, Taxes and fees will be made and paid promptly after the date of the Preference Share Charge.

No default) to 14.16 (Immunity) (but excluding paragraph (b) of Clause 14.13 (Financial statements)).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Reserved Matters means, in respect of the Borrower, the actions which may not be taken without the approval of the Lender Representative Director as set out in paragraph (a) of article 7.2 of the second amended and restated memorandum of association of the Borrower.

Scheduled Termination Date means the date falling 24 Months after the first Utilisation Date.

ACTIVE 225736976 8 Project U – Facility Agreement

   Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to the Lender under each Finance Document from time to time.Security Asset means each asset of a Transaction Obligor which from time to time is, or is intended to be, subject to any Security Interest created under a Security Document.Security Document means:the Borrower Share Charge;the Preference Share Charge; or  ACTIVE 225736976  9  Project U -Facility Agreement  (c)  any other document evidencing or creating (or expressed to evidence or create) security over any asset to secure any obligation of any Obligor to the Lender under the Finance Documents.  Security Interest means a mortgage, charge, pledge, lien, assignment by way of security, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.Share Transfer Agreement means the share transfer agreement dated 25 August 2017 entered into between Dai Kun (mft ) and DCM in connection with certain Preference Shares.Shareholder means:(a) Acme Celestial Limited ii '61, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands with company number 1951774; or  (b)  Excellent Ace Holdings Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands with company number 1953285.  Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature that is imposed by law or by a government agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of them).Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.Tax Payment means either an increase in a payment made by an Obligor to the Lender under Clause9.2 (Tax gross-up) or a payment under Clause 9.3 (Tax indemnity).Termination Date means:(a) the Scheduled Termination Date; or  (b)  provided that the conditions under Clause 5.2 (Extension option) are satisfied, the Extended Termination Date.  Transaction Obligor means:

   (c)  ACTIVE 225736976  10  Project U -Facility Agreement  an Obligor;  (d)  each Shareholder; or  (e) the PRC Co.Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.US means the United States of America.US Dollars or US$ means the lawful currency of the United States of America for the time being.US Tax Obligor means:(a) a person who is resident for tax purposes in the US; or  (b)  a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.  Utilisation means a utilisation of any Facility.Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is or is to be made.Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 2 (F01ms of Utilisation Request).  1.2  Construction(a) Unless this Agreement expressly provides to the contrary, any reference in this Agreement to:  (i)  a Party or any other person includes its successors in title, permitted assigns and permitted transferees to, or of, all or any combination of its rights and obligations under the Finance Documents;  (ii)  an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;  (iii)  assets includes present and future properties, revenues and rights of every description;  (iv)  control means the power to direct the management and policies of an entity (whether through the ownership of voting capital, by contract or otherwise).  (v)  disposal includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;  (vi)  a Finance Document or any other agreement or instrument includes (without prejudice to any restriction on amendments) any amendment to that Finance Document or other agreement or instrument, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility;  (vii)  including (or similar expressions) means including without limitation;

   (viii)  ACTIVE 225736976  11  Project U -Facility Agreement  indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;  (ix)  "know your customer" checks is to the identification checks that the Lender requests to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;  (x)  a person includes any individual, firm, company, corporation, government, state or agency of a state or any association or body (including a partnership, trust, fund, joint venture or consottium), or any other entity (whether or not having separate legal personality);  (xi)  a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which a person to which it applies is generally accustomed to comply) of any governmental, inter-governmental or supranational body, agency or department, or of any regulatory, self-regulatory or other authority or organisation;  (xii)  a currency is a reference to the lawful currency for the time being of the relevant country;  (xiii)  a provision of law is a reference to that provision as amended and includes any subordinate legislation;  (xiv)  a time of day is a reference to Hong Kong time; and  (b)  (xv) any reference in this Agreement importing a gender includes the other gender.A Clause or a Schedule is a reference to a clause of or a schedule to this Agreement.  (c)  The headings in this Agreement are for ease of reference only and do not affect its interpretation.  (d)  Unless this Agreement expressly provides to the contrary:  (i)  a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;  (ii)  a Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived; and  (iii)  any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of any Obligor is outstanding or any Commitment is in force under the Finance Documents.  1.3  (e) Any reference within a Clause to this Clause means the entirety of that Clause.Third party rights  (a)  Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) (the Third Parties Ordinance) to enforce or to enjoy the benefit of any term of that Finance Document.

   (b)  ACTIVE 225736976  12  Project U -Facility Agreement  Notwithstanding any term of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to rescind or vary that Finance Document at any time.  2.  THE FACILITY  3.  Subject to the terms of this Agreement, the Lender makes available to the Borrower:a term loan facility in an aggregate amount equal to the Facility A Commitment; anda term loan facility in an aggregate amount equal to the Facility B Commitment.PURPOSE  3.1  Purpose  (a)  The Borrower must apply all amounts borrowed by it under Facility A towards the purchase of 4,026,808 Preference Shares from DCM and the costs and expenses associated with such purchase.  (b)  The Borrower must apply all amounts b01Towed by it under Facility B towards repaying the shareholder loans used for (i) the subscription of 1,677,737 series G Preference Shares (or any part thereof) and/or the purchase of 4,026,808 Preference Shares from DCM (or any part thereof) and (ii) the Taxes, costs and expenses associated with such repayment, subscription or purchase.  3.2  Monitoring  The Lender is not bound to monitor or verify the application of any utilisation of the Facilities.  4.  CONDITIONS OF UTILISATION  4.1  Initial conditions precedent  (a)  No Utilisation Request under Facility A may be given unless the Lender has received (or waived receipt of) all of the documents and other evidence listed in Part 1 of Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender must notify the Bo1Tower promptly on being so satisfied.  (b)  No Utilisation Request under Facility B may be given unless the Lender has received (or waived receipt of) all of the documents and other evidence listed in Part 2 of Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender must notify the Bo1Tower promptly on being so satisfied.  4.2  Further conditions precedent  The Lender will only be obliged to comply with Clause 4.7 (Advance of Loan) if on the date of the Utilisation Request and on the proposed Utilisation Date for the relevant Loan:no Default is continuing or would result from the proposed Loan; andthe Repeating Representations are correct in all material respects.

   4.3  ACTIVE 225736976  13  Project U -Facility Agreement  4.4  Maximum numberOnly one Loan may be utilised under Facility A.Only one Loan may be utilised under Facility B.Delivery of a Utilisation Request  The Borrower may borrow a Loan by delivery to the Lender of a duly completed Utilisation Request not later than 11:00 a.m. five Business Days before the Utilisation Day.  4.5  Completion of a Utilisation Request  4.6  A Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:the proposed Utilisation Date is a Business Day within the Availability Period; andthe currency and amount of the Loan comply with Clause 4.6 (Currency and amount).Currency and amount(a) The currency specified in a Utilisation Request must be US Dollars.  (b)  The amount of the proposed Loan must be less than or equal to the amount of Facility A Commitment or Facility B Commitment, as the case may be.  4.7  Advance of Loan  (a)  If the conditions set out in this Agreement have been met, the Lender must make a requested Loan available on the Utilisation Date through its Facility Office to the Borrower which will be paid into the Debt Account.  (b)  The Lender's obligation to make a Loan is subject to the amount of the Loan not exceeding the relevant Commitment on the respective Utilisation Date.  5.  REPAYMENT  5.1  Repayment of Loans  The Bmrnwer must repay the Loans in full on the Te1mination Date.  5.2  Extension option  The Termination Date shall be extended to the Extended Termination Date if the Borrower delivers a written request to the Lender not less than 30 days before the Scheduled Termination Date and the Lender provides its written consent to such request before the Scheduled Termination Date, provided that on the Scheduled Termination Date, no Default is continuing.  6.  PREPAYMENT AND CANCELLATION  6.1  Illegality  (a)  If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by any Finance Document or to fund or maintain any Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so, the Lender must notify the Borrower promptly on becoming aware of that event.  ACTIVE 225736976  14  Project U - Facility Agreement  (b)  (c)  After the Lender notifies the Borrower under paragraph (a) above:with immediate effect, the Lender will not be obliged to fund any Loan; andon the date specified in paragraph (c) below:the Borrower must repay or prepay each Loan; andthe Commitment will be cance lled .The date for:  (i)  repayment or prepayment of a Loan and cancellation of the corresponding Commitment will be:  (A)  the last day of the Interest Period of that Loan which is current on the date of the Lender's notice to the Borrower under paragr aph (a) above; or  (B)  if earlier, the date specified in that notice (which must be no earlier than the last day of any applicable grace period permitted by law); and  (ii)  cancellation of the other Commitment will be the date specified in the Lender's notice to the Borrower (which must be no earlier than the last day of any applicable grace period permitted by law).  6.2  Voluntary prepayment  (a)  The Borrower may, if it gives the Lender not less than 15 days' prior notice, prepay the whole or any part of a Loan at any time.  (b)  A prepayment of part of a Loan must be in a minimum amount of US$ I0,000,000 and in integral multiple ofUS$10,000,000.  (c)  If the Borrower elects to prepay a Loan within the respective time period specified below, the Borrower must pay the corresponding minimum amount in respect of such prepayment of the Loan to the Lender. For the avoidance of doubt, the said minimum amount includes all principal prepaymen ts or repayments , in te rest payments and other payments paid and payable by the Borrower under the Finance Document and if the actual amount payable is greater than the corresponding minimum amount payable to the Lender, then the Borrower shall pay the greater actual amount payable.  Time Period  Minimum amount payable to the Lender  From and including the first Utilisation Date to the last day of the 6th Month after the first Utilisation Date  Amount equivalent to an IRR of-er annum as at the last day of the 6th Month after first Utilisation Date

     From and including the first day of the 7th Month to the last day of the 12th Month after the first Utilisation Date  Amount equivalent to an IRR o-er annum calculated on the basis of the actual number of days elapsed since the first Utilisation Date  From and including the first day of the 13th Month after the first Util isat ion Date  Amount equivalent to an IRR o er annum calculated on the basis of the actual number of days elapsed since the first Utilisation Date  ACTIVE 225736976  15  Project U - Facility Agreement  6.3  Automatic cancellation  The unutilised Commitment will be automatic ally cancelled at close of business on the last day of the Availability Period.  6.4  Right of repayment and cancellation(a) If:  (i)  any sum payable to the Lender by an Obligor is required to be increased under paragraph (c) of Clause 9.2 (Tax gross-up); or  (ii)  the Lend er claims any amount from the Borrower unde r Clause 9.3 (Tax indemnity) or Clause IO (Increased Costs),  the Borrower may, while the circumstances giving rise to the requirement for that increase or payment of that amount continue, give notice to the Lender of its intention to cancel the Commitment and repay or prepay all outstanding Loans.  (b)  On receipt of a notice of prepayment and cancellation under paragraph (a) above:(i) the Commitmen t will immediately be reduced and  (ii)  the Borrower must repay or prepay each Loan on the date specified in paragraph (c) below.  (c)  The date for repayment or prepayment of a Loan will be:  (i)  the last day of the Interest Period for that Loan which is current on the date of the notice under paragraph (a) above; or  (ii)  if earlier , the date specified in the Borrower's notice to the Lender under paragraph(a) above.  6.5  Prepayment of Loans  Any repayment or prepayment of a Loan may not be re-borrowed.  6.6  MiscellaneousAny notice of cance llat ion or prepayment under this Clause :is irrevocable; andunless a contrary indication appears in this Agreement , must spec ify:

     (A) the date on which the relevant cancellation or prepayment is to be made; and  (b)  (B) the amount of that cancellation or prepayment.Any prepayment under this Agreement must be made together with accrued interest on the amount prepaid, any Break Costs and the minimum amount of IRR payable to the Lender und er Clause 6.2 (Voluntary Prepayment), without premium or penalty.  (c)  No prepayment or cancellation is allowed except at the times and in the manner expressly provided for in this Agreement.  (d)  No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.  (e)  If all or part of a Loan is repaid or prepaid and is not available for re-borrowing, an equivalent amount of the Commitment will be deemed to be cancelled on the date of repayment or prepayment.  7.  INTEREST  7.1  Calculation of interest  The rate of interest on each Loan is the Interest Rate.  7.2  Payment of interest  Except where this Agreement expressly provides to the contrary, the Borrower must pay accrued interest on each Loan on the last day of each Interest Period.  7.3  Default interest  (a) If an Obligor fails to pay any amount payable by it under a Finance Document on its due date,  interest will accrue on the Unpaid Sum before and after judgment) at the rate o          • '!: • •      date of actual payment (bothI er annum.  ACTIVE 225736976  16  Project U - Facility Agreement  (b)  If an Event of Default occurs and the Lender in its sole discretion so requests in writing, interest will accrne on each Loan from the date on which the Lender notifies the Borrower as being the date on which any Event of Default has occurred at the rateper annum, without double counting the default interest payable pursuant to paragraph (a) above.  (c)  Any interest accruing under this Clause 7.3 (Default interest) will be immediately payable by the Obligor on demand by the Lender.  (d)  Unpaid interest arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain im media tely due and payable.

   8.  ACTIVE 225736976  17  Project U - Facility Agreement  INTEREST PAYMENT  8.1  Interest Period  The Interest Period for any Loan shall be six Months. Each Interest Period for a Loan shall stait on the first Utilisation Date or (if a Loan has already been made) on the last day of the preceding Interest Period of such Loan.  8.2  Non-Business Days  If an Interest Period would otherwise end on a day which is not a Business Day, it will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).  8.3  Break Costs  The Borrower must pay to the Lender its Break Costs. The Lender shall provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.  9.  TAX GROSS UP AND INDEMNITIES  9.1  Definitions(a) In this Clause:  Tax Credit means a credit against, relief or remission for, or repayment of any Tax.  (b)  Unless this Clause expressly provides to the contrary, a reference to determines or determined means a dete1mination made in the absolute discretion of the person making the determination.  9.2  Tax gross-up  (a)  Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.  (b)  The Borrower must, promptly on becoming aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), notify the Lender accordingly. The Lender must notify the Borrower on becoming so aware in respect of a payment payable to it.  (c)  If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor must be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.  (d)  If an Obligor is required to make a Tax Deduction, that Obligor must make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.  (e)  Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

 9.3  Tax indemnity  (a)  Except as provided below, the Borrower must pay to the Lender an amount equal to the cost, loss or liability which the Lender determines will be or has been (directly or indirectly) incurred for or on account of Tax by it in respect of a payment received or receivable (or any payment deemed to be received or receivable) or otherwise under a Finance Document.  (b)  Paragraph (a) above does not apply:(i) with respect to any Tax assessed on the Lender:  (A) under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or  (B)  under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,  if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; orto the extent a cost, loss or liability:is compensated for by an increased payment under Clause 9.2 (Tax gross-up), Clause 9.8 (FATCA Deduction and gross up by Obligor);  (B)  relates to a FATCA Deduction required to be made by a Party; or  (C)  is compensated for by a payment under paragraph (b) of Clause 9.9 (FATCA Deduction by the Lender).  (c)  If the Lender makes or intends to make a claim under paragraph (a) above it must notify the B01Tower promptly of the event which will give, or has given, rise to the claim.  9.4  Tax Credit  If an Obligor makes a Tax Payment and the Lender determines that:a Tax Credit is attributable to:an increased payment of which that Tax Payment forms part;that Tax Payment; ora Tax Deduction in consequence of which that Tax Payment was required; andit has obtained and utilised that Tax Credit,the Lender must pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.  ACTIVE 225736976  ]8  Project U -Facility Agreement

9.5 Stamp taxes

The Borrower must pay and indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, stamp duty land tax, registration or other similar Tax payable in respect of any Finance Document, except for any such Tax payable:

(a) in respect of an assignment or, transfer or sub-participation of the Loan or any rights under this Agreement (or part thereof) by the Lender; or

(b) upon a voluntary registration made by any party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Party or obligations of another party under a Finance Document.

9.6 Indirect Tax

(a) All amounts set out or expressed in a Finance Document to be payable by an Obligor to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to an Obligor in connection with a Finance Document, that Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax promptly after receipt of an invoice showing the amount of Indirect Tax.

(b) Where a Finance Document requires the Borrower to reimburse the Lender for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

9.7 FATCA information

(a) Subject to paragraph (c) below, each Party must, within ten Business Days of a reasonable request by another Party:

(i) confirm to that other Party whether it is:

(A) a FATCA Exempt Party; or

(B) not a FATCA Exempt Party; and

(ii) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party requests to enable that other Party to comply with FATCA.

(b) If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be, a FATCA Exempt Party, that Party must notify that other Party reasonably promptly.

(c) No Party is obliged to do anything under paragraph (a) or (b) above which would or might in its reasonable opinion constitute a breach of any applicable:

(i) law or regulation;

(ii) fiduciary duty; or

ACTIVE 225736976 19 Project U – Facility Agreement

 ACTIVE 225736976  20  Project U - Facility Agreement  (d)  (iii) duty of confidentiality.If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information relating to its status under FATCA requested in accordance with paragraph (a) above (including where paragraph (c) above applies), then that Party may be treated for the purposes of the Finance Documents (and payments made under them) as ifit is not a FATCA Exempt Party until it provides the requested confirmation, forms, documentation or other infornrntion.  (e)  If the Borrower is a US Tax Obligor and notifies the Lender of that, or the Lender reasonably believes that its obligations under FATCA require it, the Lender must, within ten Business Days of:(i) where the Borrower is a US Tax Obligor, the date of this Agreement; or  (ii)  where the BotTOWer is not a US Tax Obligor, the date (if any) that the Lender may select,  provide to the Borrower:  (A)  a withholding certificate on Form W-8, F01m W-9 or any other relevant form; or  (B)  any withholding statement or other document, authorisation or waiver the Lender may require to certify or establish its status under FATCA.  (f)  If any withholding certificate, withholding statement, document, authorisation or waiver the Lender provides to the Borrower pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, the Lender must promptly update it and provide the updated version to the B01TOwer unless it is unlawful for the Lender to do so (in which case, the Lender must promptly notify the Borrower).  9.8  FATCA Deduction and gross up by Obligor  (a)  If an Obligor is required to make a FATCA Deduction, that Obligor must make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.  (b)  If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from the Obligor will be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.  (c)  The Borrower must promptly on becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly. Similarly, the Lender notify the Borrower and that Obligor on becoming so aware in respect of a payment payable to the Lender.  (d)  Within 30 days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment must deliver to the Lender evidence reasonably satisfactoty to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

   9.9  ACTIVE 225736976  21  Project U - Facility Agreement  FATCA Deduction by the Lender  (a)  The Lender may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Lender is not required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. If the Lender becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) must notify that Party.  (b)  The Borrower must pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered by the Lender as a result of it making a FATCA Deduction in respect of a payment due to it under a Finance Document.  (c)  The Lender making, or intending to make, a claim under paragraph (b) above must promptly notify the Borrower of the FATCA Deduction which will give, or has given, rise to the claim.  9.10 Other information  (a)  Subject to paragraph (b) below, each Party must, within ten Business Days ofa reasonable request by another Party, supply to that other Party such forms, documentation and other information relating to its status as that other Party requests to enable that other Party to comply with any applicable law or regulation implementing similar international arrangements for the exchange of Tax or financial information between jurisdictions.  (b)  No Party is obliged to do anything under paragraph (a) above which would or might in its reasonable opinion constitute a beach of any applicable:law or regulation;fiduciary duty; orduty of confidentiality.  10.  INCREASED COSTS  10.1 DefinitionsIn this Agreement:Basel II means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel Ill).Basel III means:  (a)  the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee in December 2010, each as amended;  (b)  the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee in November 2011, as amended; and

(c) any further guidance or standards published by the Basel Committee relating to "Basel III".

Basel Committee means the Basel Committee on Banking Supervision.

CRD IV means (A) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012) and (B) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

Increased Costs means:

(a) a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(b) an additional or increased cost; or

(c) a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into a Finance Document or funding or performing its obligations under any Finance Document.

10.2 Increased Costs

Except as provided below in this Clause, the Borrower must pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(a) the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation;

(b) compliance with any law or regulation made after the date of this Agreement; or

(c) the implementation or application of, or compliance with, Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates).

10.3 Increased Costs claims

(a) If the Lender intends to make a claim for any Increased Costs it must notify the Borrower of the circumstances giving rise to and the amount of the claim.

(b) The Lender must, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

10.4 Exceptions

The Borrower need not make any payment for any Increased Costs to the extent that the Increased Cost is:

(a) attributable to a Tax Deduction required by law to be made by an Obligor;

(b) attributable to a FATCA Deduction required to be made by a Party;

ACTIVE 225736976 22 Project U – Facility Agreement

 ACTIVE 225736976  23  Project U - Facility Agreement  (c)  compensated for by paragraph (b) of Clause 9.9 (FATCA Deduction by the Lender);  (d)  compensated for by Clause 9.3 (Tax indemnity) (or would have been compensated for under Clause 9.3 (Tax indemnity) but was not compensated for solely because any of the exclusions in paragraph (b) of Clause 9.3 (Tax indemnity) applied);  (e)  attributable to the wilful breach by the Lender or any of its Affiliates of any law or regulation; or  (f)  attributable to the implementation or application of, or compliance with, Basel II or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates).  11.  OTHER INDEMNITIES  11.1 Currency indemnity  (a)  The Borrower must (or must procure that an Obligor will) as an independent obligation indemnify the Lender against any cost, loss or liability arising out of or as a result of:  (i)  the Lender receiving an amount in respect of an Obligor's liability under the Finance Documents; or  (ii) that liability being converted into a claim, proof, order, judgment or award,in a cmTency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.  (b)  To the extent permitted by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.  11.2 Other indemnities  (a)  The Borrower must (or must procure that an Obligor will) indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:(i) the occurrence of any Event of Default;  (ii)  a failure by an Obligor to pay any amount due under a Finance Document on its due date;  (iii)  funding, or making arrangements to fund, a Loan requested in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);  (iv)  a Loan (or part of a Loan) not being prepaid in accordance with the Finance Documents;  (v)  investigating any event which the Lender reasonably believes to be a Default;  (vi)  instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement;

   (vii)  ACTIVE 225736976  24  Project U - Facility Agreement  the taking, holding, protection or enforcement of the Security Interests under the Security Documents;  (viii)  the exercise ofany of the rights, powers, discretions and remedies vested in the Lender in connection with the Security Interests under the Security Documents, by the Finance Documents or by law; or  (ix)  acting or relying on any notice, request or instruction which the Lender reasonably believes to be genuine, correct and appropriately authorised.  (b)  The B01Tower's liability in each case includes any cost, loss or liability incurred on account of funds borrowed, contracted for or utilised to fund any Loan or any other amount payable under any Finance Document.  12.  MITIGATION  12.1 Mitigation  (a)  The Lender must, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or being cancelled pursuant to, any of Clause 6.1 (Illegality), Clause 9 (Tax gross up and indemnities), Clause 10 (Increased Costs) including without limitation transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.  (b)  Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.  12.2 Limitation of liability  (a)  The Borrower must indemnify the Lender promptly for any cost, loss or liability reasonably incurred by the Lender as a result of steps taken by it under this Clause.  (b)  The Lender is not obliged to take any steps under this Clause if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.  13.  COSTS AND EXPENSES  13.1 Transaction expensesThe Borrower must pay to the Lender the amount of all costs and expenses (including legal fees and transaction costs) reasonably incurred by it (or by any Receiver) in connection with the negotiation, preparation, printing, execution and perfection of:  (a)  this Agreement and any other documents referred to in this Agreement or in a Security Document;  (b)  any other Finance Documents executed after the date of this Agreement; and  (c) costs and expenses in relation to the Initial Valuation Report.13.2 Amendment costsIf:

(a) an Obligor requests an amendment, waiver or consent in connection with a Finance Document; or

(b) an amendment is required or expressly contemplated under a Finance Document,

the Borrower must reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by it (or by any Receiver) in responding to, evaluating, negotiating or complying with that request or amendment.

13.3 Enforcement costs

The Borrower must pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it (or by any Receiver) in connection with:

(a) the enforcement of, or the preservation of any rights under, any Finance Document; or

(b) any proceedings instituted by or against the Lender (or any Receiver) as a consequence of it entering into a Finance Document.

14. REPRESENTATIONS

14.1 Representations

The representations and warranties set out in this Clause are made by the Borrower to the Lender on the dates set out in Clause 14.17 (Times for making representations).

14.2 Status

Each Corporate Obligor:

(a) is a limited liability company, duly incorporated, validly existing and (where applicable) in good standing under the law of its jurisdiction of original incorporation and in good standing;

(b) has the power to own its assets and carry on its business as it is being conducted.

14.3 Binding obligations

(a) The obligations expressed to be assumed by a Transaction Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

(b) Each Finance Document to which a Transaction Obligor is a party is in the proper form for its enforcement in the jurisdiction of incorporation or jurisdiction of residence (as the case may be) of that Transaction Obligor.

14.4 Non-conflict with other obligations

The entry into and performance by a Transaction Obligor of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a) any law or regulation applicable to it;

(b) in respect of a Corporate Obligor only, its constitutional documents; or

(c) any agreement or instrument binding on it any of its assets.

ACTIVE 225736976 25 Project U – Facility Agreement

14.5 Power and authority

Each Transaction Obligor has the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

14.6 Validity and admissibility in evidence

All Authorisations required or desirable:

(a) to enable a Transaction Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b) to make the Finance Documents to which a Transaction Obligor is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

14.7 Governing law and enforcement

(a) Any:

(i) submission under a Finance Document to the jurisdiction of particular courts;

(ii) agreement as to the governing law of a Finance Document; and

(iii) agreement not to claim any immunity to which it or its assets may be entitled,

is legal, valid and binding under the laws of its Relevant Jurisdictions.

(b) Any judgment obtained in relation to a Finance Document in the courts to whose jurisdiction an Obligor submitted will be recognised and enforced by the courts of its Relevant Jurisdictions.

14.8 Deduction of Tax

A Transaction Obligor is not required to make any Tax Deduction from any payment it may make under any Finance Document to a Lender.

14.9 No filing or stamp taxes

Under the laws of its Relevant Jurisdictions, it is not necessary that the Finance Documents be registered, filed, recorded, notarised or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to them or the transactions contemplated by them except for:

(a) the registration of the particulars of the Borrower Share Charge with the Registrar of Corporate Affairs of the British Virgin Islands and in each Shareholder's register of charges which registrations, filings, Taxes and fees will be made and paid promptly after the date of the Borrower Share Charge; and

(b) the registration of the particulars of the Preference Share Charge with the Registrar of Corporate Affairs of the British Virgin Islands and in the Borrower's register of charges which registrations, filings, Taxes and fees will be made and paid promptly after the date of the Preference Share Charge.

ACTIVE 225736976 26 Project U – Facility Agreement

14.10 No default

(a) No Event of Default is continuing or might reasonably be expected to result from the entry by an Obligor into, or the performance of that Obligor, or any transaction contemplated by, any Finance Document.

(b) No other event or circumstance is continuing which constitutes a default under any other agreement or instrument which is binding on an Obligor or to which any assets of an Obligor are subject to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

14.11 Non-Hong Kong company

Each of the Borrower and the PRC Co is not registered as a non-Hong Kong company within the meaning of Part 16 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong).

14.12 No misleading information

(a) All information supplied by an Obligor or on behalf of an Obligor to the Lender in connection with the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated to be given.

(b) The financial projections supplied to the Lender have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c) Nothing has occurred or been omitted from the information referred to in paragraphs (a) and (b) above and no information has been given or withheld that results in that information being untrue or misleading in any material respect.

14.13 Financial statements

(a) The unaudited consolidated financial statements or audited financial statements (as applicable) of each Obligor most recently delivered to the Lender (which, at the date of this Agreement, are its Original Financial Statements):

  (i) were prepared in accordance with GAAP, consistently applied; and

  (ii) give a true and fair view of its financial condition as at the date to which they were drawn up and operations during the relevant financial year (consolidated, if applicable).

(b) There has been no material adverse change in its business or financial condition since the date to which its Original Financial Statements were drawn up.

14.14 Pari passu ranking

The payment obligations of an Obligor under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

14.15 No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, would be reasonably be expected to have a Material

ACTIVE 225736976 27 Project U – Facility Agreement

   Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened in writing against any Obligor.14.16 Immunity  ACTIVE 225736976  Project U - Facility Agreement  28  (a)  The entry into by an Obligor of each Finance Document to which it is a party, and the exercise by it of its rights and performance by it of its obligations under each Finance Document to which it is a party, constitute private and commercial acts performed for private and commercial purposes.  (b)  The transactions contemplated by each Finance Document to which it is a party are commercial transactions.  (c)  Each Obligor will not be entitled to claim immunity from suit, recognition, enforcement, execution, attachment or other legal process, or other relief in any proceedings taken in any Relevant Jurisdiction in relation to any Finance Document.  14.17 Times for making representations  (a)  The representations and warranties set out in this Clause are made by each Obligor (or, if the relevant provision so states, the Borrower) on the date of this Agreement.  (b)  The Repeating Representations are deemed to be made by each Obligor (or, if the relevant provision so states, the Borrower) by reference to the facts and circumstances then existing on the date of each Utilisation Request, on the first day of each Interest Period and on each date during the Availability Period.  15.  INFORMATION UNDERTAKINGS  The undertakings in this Clause remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.15.1 Financial statementsThe Borrower must supply to the Lender, to the extent permitted by applicable laws and regulations:  (a)  (b)  as soon as the same become available, but in any event within 180 days after the end of each of its financial years:its unaudited consolidated financial statements for that financial year; andthe audited financial statements of each Corporate Obligor for that financial year; andas soon as the same become available, but in any event within 120 days after the end of each half of each of its financial years:its consolidated financial statements for that financial half-year; andthe financial statements of each Corporate Obligor for that financial half-year.  15.2 Compliance Certificate  (a)  The Borrower must supply to the Lender a duly completed Compliance Certificate with each set of its financial statements delivered to the Lender under this Agreement.

   (b) A Compliance Ce1tificate must be signed by one director of the Borrower.15.3 Requirements as to financial statements  ACTIVE 225736976  Project U - Facility Agreement  29  (a)  The Borrower must ensure that each set of financial statements delivered under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.  (b)  The Borrower must ensure that each set of financial statements of a Corporate Obligor delivered under this Agreement is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant Obligor) deliver to the Lender:  (i)  a full description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods on which that Obligor's Original Financial Statements were prepared; and  (ii)  sufficient infonnation, in form and substance as may be reasonably required by the Lender to enable the Lender to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and that Obligor's most recent audited financial statements delivered to the Lender under this Agreement.  Any reference in this Agreement to those financial statements will be construed as a reference to those financial statements as adjusted to reflect the basis on which the relevant Original Financial Statements were prepared.  (c)  If the Borrower notifies the Lender of a change under paragraph (b) above, the Borrower and the Lender must enter into negotiations in good faith for a period of not more than 30 days with a view to agreeing any amendments to this Agreement required to put the Borrower and the Lender to the extent practicable in the same position as they would have been in if the change had not happened. Any such amendments agreed by the Borrower and the Lender will bind all the Parties.  (d)  If no agreement is reached under paragraph (c) above on the required amendments to this Agreement, the Borrower must ensure that its auditors ce1iify those amendments and the certificate of the auditors will, in the absence of manifest error, bind all the Parties.  15.4 Information - miscellaneousThe Borrower must supply to the Lender, to the extent permitted by applicable laws and regulations:  (a)  at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its creditors generally (or any class of them);  (b)  promptly on becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against the Borrower and which have or could reasonably be expected to have, if adversely determined, a Material Adverse Effect;

 31  Project U -Facility Agreement  ACTIVE 225736976  (c)  promptly on request, such fmther information regarding the financial condition, business and operations of the Borrower as the Lender may reasonably request; and  (d)  promptly on request, information on the assets owned by an Individual Guarantor as the Lender may reasonably request.  15.5 Notification of Default  (a)  Each Obligor must notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly on becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).  (b)  Promptly on request by the Lender, the Borrower must supply to the Lender a ce1tificate, signed by two of its directors or senior officers on its behalf, certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).  15.6 "Know your customer" checksEach Obligor must, promptly on request by the Lender, supply, or procure the supply of, any documentation or other evidence reasonably requested by the Lender (whether for itself or on behalf of any prospective new Lender) to enable the Lender or prospective new Lender to carry out and be satisfied with the results of any "know your customer" checks or other similar checks required under any applicable law or regulation in connection with the transactions contemplated by the Finance Documents.  16.  FINANCIAL COVENANTS  The undertakings in this Clause remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.16.1 DefinitionsIn this Agreement:Cash means, at any time, cash at bank or in hand or in transit, or payments made by cheques or debit cards which are yet to be received in cleared funds, or any credit balance on an account to which a member of the PRC Co Group (or together with other members of the Group) is beneficially entitled and for so long as:  (a)  repayment of those moneys are not contingent on the prior discharge of any other indebtedness of any member of the PRC Co Group other than any indebtedness included in the calculation Consolidated Total Net Debt;  (b)  there is no Security Interest over those moneys except for the Security Interest creaed or expressed to be created pursuant to a Security Document; and  (c)  such moneys (save for and in such circumstances, moneys securing the indebtedness referred to in parentheses in paragraphs (a) and (b) above) are capable of being applied in repayment or prepayment of the Facilities within 90 days without any condition other than the lapse of time and notice being given having to be fulfilled.  Consolidated Total Borrowings means, in respect of the PRC Co Group, at any time, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Borrower drawn up at that time (or in the case of any guarante e, indemnity or similar assura nce referred to in paragraph (i) below, the maximum liability under the relevant instrument):any moneys borrowed ;any redeemable preference shares;any acceptance under any acceptance credit (includ in g any demat erialise d equivalent);any bond, note, debenture, loan stock or other similar instrument;any indebtedness under a Finance Lease;  32  Project U -Facility Agreement  ACTIVE 225736976  (f)  any moneys owin g in connection with the sale or discounting of receivables (except to the extent that there is no recourse);  (g)  any indebtedness arising from any deferred payment agreements arranged primari ly as a method of raising finance or financ ing the acquisition of an asset;  (h)  any in de btedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing ; and  (i)  any i ndebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or simi la r assurance against financial loss given by a member of the PRC Co Group.  Consolidated Total Net Debt means , at any time, the Consolidated Total Borrowings less the aggregate amou nt of Cash held by memb ers of the PRC Co Group.Owner's Equity means , at any time, the amou nt representi ng the equity stake currently held on the books by the equity holde rs of PRC Co, calcul ated as the conso lid ated total assets of the PRC Co Group minus the consolidated total liabiliti es of the PRC Co Group.16.2 Gearing  The Conso lid ated Total Net Debt of the PRC Co must not excee of the PRC Co at any time.  17.  GENERAL UNDERTAKINGS  fthe Owner' s Equity  The undert akings in this Clause remain in force from the date of this Agreement for so long as any amount is outstand ing under the Finance Documents or any Commitment is in force.GeneralThe Borrower agrees to, and procure the relevant Transaction Obli gor to, be bound by the unde1i akings set out in this Clause relating to it.AuthorisationsEac h Transaction Obli gor must promptly:obtain, compl y with and do all that is necessary to maintain in full force and effect; and

 33  Project U -Facility Agreement  ACTIVE 225736976  (b) supply ce1iified copies to the Lender of,any Authorisation required under any applicable law or regulation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each of its Relevant Jurisdictions of any Finance Document.Compliance with lawsEach Transaction Obligor must comply in all respects with all laws to which it may be subject, if failure to comply would materially impair its ability to perform its obligations under the Finance Documents.Pari passu rankingEach Transaction Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily prefetTed by law applying to companies generally.Negative pledge  (a)  In this Clause 17.5 (Negative pledge), Quasi-Security Interest means an arrangement or transaction described in paragraph (c) below.  (b)  Except as provided below, a Corporate Obligor (other than the PRC Co) may not create or allow to exist any Security Interest over any of its assets (including any Preference Shares that it subsequently acquires that are not charged under a Security Document).  (c)  Except as provided below, a Corporate Obligor (other than the PRC Co) may not:(i) sell, transfer or otherwise dispose of any of its receivables on recourse terms;  (ii)  enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or  (iii) enter into any other preferential arrangement having a similar effect,in circumstances where the airnngement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.  (d)  Paragraphs (b) and (c) above do not apply to any Security Interest or Quasi-Security Interest listed below:  (i)  any netting or set-off arrangement entered into by a Corporate Obligor (other than the PRC Co) in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;  (ii)  any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a Corporate Obligor (other than the PRC Co) for the purpose of:  (A)  hedging any risk to which a Corporate Obligor (other than the PRC Co) is exposed in its ordinary course of trading; or

   (B)  34  Project U -Facility Agreement  ACTIVE 225736976  its interest rate or cmTency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,  excluding, in each case, any Security Interest or Quasi-Security Interest under a credit support arrangement in relation to a hedging transaction;  (iii)  any lien arising by operation of law and in the ordinary course of trading;  (iv)  any Security Interest or Quasi-Security Interest over or affecting any asset acquired by a Corporate Obligor after the date of this Agreement if:  the Security Interest or Quasi-Security Interest was not created in contemplation of, or since, the acquisition of that asset by a Corporate Obligor (other than the PRC Co);the principal amount secured has not been increased in contemplation of, or since, the acquisition of that asset by a Corporate Obliger (other than the PRC Co); and  (C)  the Security Interest or Quasi-Security Interest is removed or discharged within three Months of the date of acquisition of that asset; or  (v)  any Security Interest or Quasi-Security Interest entered into pursuant to any Finance Document.  17.6 Disposals  (a)  Except as provided below, a Corporate Obligor (other than the PRC Co) may not, either in a single transaction or in a series of transactions (whether related or not), dispose of all or any part of any asset without the prior written consent of the Lender.  (b)  Paragraph (a) above does not apply to any disposal:(i) made in the ordinary course of trading of the disposing entity; or  (ii)  of assets in exchange for other assets comparable or superior as to type, value and quality.  17.7 Financial Indebtedness  (a)  Except as provided below, a Corporate Obligor (other than the PRC Co) may not incur or permit to be outstanding any Financial Indebtedness without the prior written consent of the Lender.  (b)  Paragraph (a) above does not apply to:(i) any Financial Indebtedness incurred under the Finance Documents;  (ii)  any loan advanced by a shareholder or a director of a Corporate Obligor to that Corporate Obligor;  (iii)  any Financial Indebtedness of any person acquired by a Corporate Obliger which is incurred under arrangements in existence at the date of the acquisition and not incurred or increased in contemplation ofit, but only until the date three Months after the date of the acquisition; or  35  Project U -Facility Agreement  ACTIVE 225736976  (iv)  any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business,  provided that a Corporate Obligor must not incur or permit to be outstanding any Financial Indebtedness that has the benefit of any Security Interest over any Preference Shares that it subsequently acquires.17.8 Mergers  (a)  A Corporate Obligor (other than the PRC Co) may not enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Lender.  (b)  A Corporate Obligor (other than the PRC Co) may not enter into any corporate restructuring or reorganisation without the prior written consent of the Lender.  Change of businessEach Corporate Obligor must ensure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.Guarantees and indemnities  (a)  Except as provided below, the Borrower will not incur or allow to remain outstanding any guarantee, indemnity or other assurances against loss in respect of any obligation of any person.  (b)  Paragraph (a) above does not apply to:(i) any guarantee or indemnity provided under the Finance Documents;  (ii)  guarantees and indemnities which constitute, are part of or are given under or in connection with any Financial Indebtedness of a Corporate Obligor expressly permitted under the Finance Documents;  (iii)  guarantees granted by the Borrower in its ordinary course of business; or  (iv)  guarantees or loans to which the Lender has given its prior written consent.  AcquisitionsA Corporate Obligor (other than the PRC Co) may not acquire any business, shares or other ownership interests in any other person other than the Preference Shares without the prior written consent of the Lender.Environmental mattersIn this Clause 17.12 (Environmental matters):Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

 36  Project U -Facility Agreement  ACTIVE 225736976  (i)  air (including, without limitation, air within natural or man-made structures, whether above or below ground);  (ii)  water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and  (iii) land (including, without limitation, land under water).Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.Environmental Law means any applicable law or regulation which relates to:  (i)  the pollution or protection of the Environment;  (ii)  the conditions of the workplace; or  (iii)  the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment including, without limitation, any waste.  Environmental Permit means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Corporate Obligor conducted on or from properties owned or used by any Corporate Obligor.Each Obligor must:comply with all Environmental Law;obtain, maintain and ensure compliance with all requisite Environmental Permits; and  (iii)  implement procedures to monitor compliance with and to prevent liability under any Environmental Law,  where failure to do so would have or would be reasonably likely to have a Material Adverse Effect or result in any liability for the Lender.  (c)  Each Obligor must, promptly on becoming aware, notify the Lender of:(i) any Environmental Claim started, or to its knowledge, threatened;  (ii)  any facts or circumstances reasonably likely to result in any Environmental Claim being started or threatened; and  (iii) any suspension, revocation or non-renewal of any Environmental Permit,which has or (in the case of a claim, if it was substantiated) would be reasonably likely to or would have a Material Adverse Effect or result in any liability for the Lender.17.13 Use of proceedsThe Borrower must ensure that the utilisation of the Facility and the proceeds of each Loan are used in accordance with Clause 3 (Purpose) of this Agreement.

17.14 Appointment of directors

(a) At any time so long as any amount is outstanding under this Agreement or any Commitment is in force, the Lender has the right to appoint (and to replace and/or remove any such persons appointed) a director of the Borrower.

(b) The Borrower shall give effect to the appointment of the Lender Representative Director nominated pursuant to paragraph 5(e) of Part 1 to Schedule 1 (Conditions precedent).

(c) If the Lender appoints, replaces or removes the Lender Representative Director, the Borrower must take all actions that are necessary or may be required by the Lender to give effect to such appointment, replacement or removal of the Lender Representative Director, provided that such replacement Lender Representative Director is able to execute the duties of a non-executive director or is otherwise approved by the Borrower.

(d) Each Corporate Obligor must ensure that:

(i) the Lender Representative Director will not be removed or replaced without the prior written consent of the Lender;

(ii) upon his appointment by the Lender, the Lender Representative Director shall have the following rights in respect of the Borrower, in addition to any other rights he may have in his capacity as a director of the Borrower:

(A) to attend any board or committee meetings and receive all notices, materials, proposed resolutions and adopted resolutions in respect thereof; and

(B) to access and review any documents or contracts (including, but not limited to, any corporate records, financial records and any agreement or document entered into by the Borrower or any person on their behalf);

(iii) upon his appointment by the Lender, the Lender Representative Director has the veto right in respect of the Reserved Matters; and

(iv) without prejudice to and notwithstanding any other provision in the Finance Documents, the Borrower will not dispose of all or any material part of any asset without the consent of the Lender Representative Director.

(e) For avoidance of doubt, the Borrower may proceed with any matter or resolution relating to the purchase of the Preference Shares and/or the repayment of shareholder loans under Clause 3.1 (Purpose) without the prior consent of the Lender or the Lender Representative Director.

(f) The Lender shall procure the Lender Representative Director to attend all board meetings of the Borrower or consider all written resolutions discussing or concerning any matter that require his consent (and such consent shall not be unreasonably withheld).

17.15 Articles of association

The Borrower take all actions necessary to amend its articles of association to:

(a) incorporate the Reserved Matters; and

(b) facilitate any transfer of shares pursuant to the Borrower Share Charge and procure its board of directors to register such transfer.

ACTIVE 225736976 36 Project U – Facility Agreement

   17.16 Debt Account  38  Project U -Facility Agreement  ACTIVE 225736976  (a)  The Borrower must not remove or replace, or permit to be removed or replaced, the signatory of the Debt Account who is designated by the Lender without the prior written consent of the Lender.  (b)  The Borrower shall ensure that, at all times with effect from the first Utilisation Date and for so long as any Loan is outstanding, the aggregate balance standing to the credit of the Debt Acount is not less than the Debt Account Minimum Balance.  (c)  The Borrower must, on or before the date falling ten days prior to the due date of any principal amount of the Loan or any interest on it, deposit an amount equal to the relevant principal and accrued interest into the Debt Account.  17.17 Group StructureThe Borrower may not create or acquire any Subsidiary without the prior written consent of the Lender.  18.  EVENTS OF DEFAULT  18.1 Events of DefaultEach of the events or circumstances set out in this Clause is an Event of Default (other than Clause18.15 (Acceleration)).Non-paymentA Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document in the manner and at the place and in the currency in which it is expressed to be payable, unless:its failure to pay is caused by:administrative or technical error; ora Disruption Event; andpayment is made within three Business Days of its due date.Financial covenants and failure to completeAny requirement of Clause 16 (Financial covenants) is not satisfied.  (b)  The acquisition of certain Preference Shares from DCM pursuant to the Share Transfer Agreement fails to complete by 30 November 2017.  18.4 Other obligations  (a)  A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.2 (Non-payment) or Clause 18.3 (Financial covenants).  (b)  No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (A) the Lender giving notice to the Borrower of the failure to comply and (B) any Obligor becoming aware of the failure to comply.

   MisrepresentationAny representation, warranty or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or in any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to·the misrepresentation, breach of wa1rnnty or misstatement:are capable ofremedy; and  39  Project U -Facility Agreement  ACTIVE 225736976  (b)  are remedied within ten Business Days of the earlier of the Lender giving notice of the misrepresentation, breach of warranty or misstatement to the Borrower and any Obligor becoming aware of the misrepresentation, breach of warranty or misstatement.  18.6 Cross-defaultAny of the following occurs in respect of a Transaction Obligor:  (a)  any of its or his Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);  (b)  any of its or his Financial Indebtedness is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default (however described);  (c)  any commitment for any of its or his Financial Indebtedness is cancelled or suspended by any of its or his creditors as a result of an event of default (however described); or  (d)  any of its or his creditors becomes entitled to declare any of its Financial Indebtedness due and payable before its specified maturity as a result of any event of default (however described).  Insolvency· A Transaction Obligor (other than an Individual Guarantor):is unable or admits inability to pay its debts as they fall due;  (ii)  is deemed or is declared for the purposes of any applicable law to be unable to pay its debts as they fall due;  (iii)  suspends making payments on any of its debts; or  (iv)  by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.  (b)  An Individual Guarantor:  (i)  is, or is deemed for the purposes of any applicable law to be, unable to pay his debts as they fall due or bankrupt, suspends making payments on any of his debts or by reason of actual or anticipated financial difficulties, commences negotiations with one or more of his creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of his indebtedness;

 40  Project U -Facility Agreement  ACTIVE 225736976  (ii)  admits his inability to pay his debts as they fall due;  (iii)  commits an act of bankruptcy; or  (iv)  dies, is of unsound mind, or becomes mentally incapacitated or unable to manage his affairs.  (c) A moratorium is declared in respect of any indebtedness of any Corporate Obligor.18.8 Insolvency proceedings  (a)  Except as provided below, any corporate action, legal proceedings or other procedure or step is taken in relation to:  (i)  the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor (other than an Individual Guarantor);  (ii)  a compos1t10n, compromise, assignment or arrangement with any creditor of any Transaction Obligor (other than an Individual Guarantor);  (iii)  the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Transaction Obligor (other than an Individual Guarantor or any of its assets;  (iv)  enforcement of any Security Interest over any assets of any Transaction Obligor (other than an Individual Guarantor); or  (b)  (v) any analogous procedure or step is taken in any jurisdiction.Any of the following occurs in respect of an Individual Guarantor:(i) a certificate is issued for the summary administration of his estate;  (ii)  he enters into any composition, scheme, individual voluntary arrangement or other arrangement with his or her creditors or has an interim order made in relation to him;  (iii)  any person presents a petition or files documents with a court or any registrar for his bankruptcy;  (iv)  a bankruptcy order is made against him or he is otherwise adjudicated bankrupt;  (v)  a receiver, receiver and manager, judicial manager, trustee in bankruptcy, nominee, supervisor, official manager or similar person is appointed in respect of him or any of his assets; or  (c)  (vi) any other analogous step or procedure is taken in any jurisdiction.Paragraph (a) or (b) above does not apply to a petition for winding-up presented by a creditor which is frivolous or vexatious or which is being contested in good faith and with due diligence, and, in each case, is discharged, stayed or dismissed within 14 days of commencement.

   Creditors' processAny expropriation, attachment, sequestration, distress, execution or analogous event affects any asset or assets of a Transaction Obligor and is not discharged within 14 days.Cessation of businessA Transaction Obligor ceases, or threatens to cease, to carry on business except as a result of any disposal allowed under this Agreement.Unlawfulness  41  Project U -Facility Agreement  ACTIVE 225736976  (a)  It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.  (b)  Any Finance Document is not effective in accordance with its terms or is alleged by a Transaction Obligor to be ineffective in accordance with its terms for any reason.  (c) A Security Document does not create a Security Interest it purports to create.RepudiationA Transaction Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.LitigationAny investigation, litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency has been commenced, or are pending, against any Transaction Obligor or any asset of an Obligor which proceedings alone or together with any other such proceedings the Lender reasonably consider to have or be likely to have a Material Adverse Effect.Material adverse changeAny event or series of events occurs which, in the opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.AccelerationIf an Event of Default is continuing, the Lender may, by notice to the Borrower:cancel all or part of the Commitment;  (b)  declare that all or part of the Loans, together with accrued interest (including Default Interest), and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable;  (c)  declare that all or part of the Loans, together with accrued interest (including Default Interest), and all other amounts accrued or outstanding under the Finance Documents be payable on demand by the Lender; and/or  (d)  exercise any or all of its rights, powers, authorities, discretions or remedies under the Finance Documents (including but not limited to the Deed of Undertaking).  Any such notice will take effect in accordance with its terms.

   19.  42  Project U -Facility Agreement  ACTIVE 225736976  TRANSFER BY THE LENDER  Assignments and transfers by the LenderSubject to the other provisions of this Clause, the Lender may:assign any of its rights; ortransfer by novation all of its rights and obligations,under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).Conditions of assignment or transfer  (a)  The consent of the B01rnwer is not required for an assignment or transfer by the Lender of any of its obligations owed to the Borrower under the Finance Documents in respect of the Commitment.  (b)  If:  (i)  the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and  (ii)  as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a Tax Payment or a payment relating to Increased Costs,  then unless the assignment or transfer is made as a result of Clause 12 (Mitigation), the relevant Obligor need only make that Tax Payment or payment relating to Increased Costs to the same extent that it would have been obliged to pay if the assignment, transfer or change had not occuned.ProcedureA transfer of obligations will be effective only if the New Lender confirms to the Borrower in form and substance satisfactory to the Borrower that it is bound by the terms of this Agreement as the Lender. On the transfer becoming effective in this manner, the Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.Security over Lender's rightsIn addition to the other rights provided to the Lender under this Clause, the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or othe1wise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:  (a)  any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and  (b)  if the Lender is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities,

 43  Project U -Facility Agreement  ACTIVE 225736976  except that no such charge, assignment or Security Interest will:  (i)  release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or  (ii)  require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.  20.  CHANGES TO THE OBLIGORS  20.1 Assignments and transfers by ObligorsNo Obligor may assign any of its rights or transfer any of its rights and obligations under the Finance Documents without the prior consent of the Lender.  21.  APPLICATION OF PROCEEDS  Order of applicationSubject to Clause 21.2 (Prospective liabilities), all amounts from time to time received or recovered by the Lender or any Receiver pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of any security created by the Security Documents (for the purposes of this Clause, the Recoveries) will be held by the Lender to apply them at any time as the Lender (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause), in the following order:in or towards payment of any sums owing to any Receiver;  (b)  in or towards payment of all costs and expenses incurred by the Lender or any Receiver in connection with any realisation or enforcement of the Security Documents; and  (c) in payment to the Lender in accordance with this Agreement.Prospective liabilitiesAfter the Lender exercises any of its rights under Clause 18.15 (Acceleration), the Lender may, in its discretion, hold any amount of the Recoveries in one or more interest bearing suspense or impersonal accounts in its name with any financial institution (including itself) and for so long as the Lender thinks fit (the interest being credited to the relevant account) for later application under Clause 21.1 (Order of application) in respect of:any sum payable to the Lender or any Receiver; andany part of the obligations and liabilities secured by the Security Documents,that the Lender reasonably considers, in each case, might become due or owing at any time in the future.Investment of proceedsExcept as otherwise provided in any Security Document, the Lender may:

   (a)  ACTIVE 225736976  43  Project U - Facility Agreement  invest any Recoveries in its name or unde1: its control in any investments which may be selected by the Lender; or  (b)  place any Recoveries on deposit in its name or under its control at any bank or institution (including itself) and on such terms as the Lender may agree.  21.4 Currency conversion  (a)  For the purpose of, or pending the discharge of, any of the obligations and liabilities secured by the Security Documents, the Lender may convert any moneys it receives or recovers from one currency to another, at a market rate of exchange.  (b)  The obligations of any Obligor to pay in the due currency may only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.  21.5 Permitted deductionsThe Lender may, in its discretion:  (a)  set aside by way ofreserve amounts required to meet, and make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and  (b)  pay all Taxes which may be assessed against it in respect of any of the assets subject to a Security Interest under the Security Documents, or as a consequence of performing its duties, or by virtue ofits capacity as Lender, under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).  22.  CONDUCT OF BUSINESS BY THE LENDER  No provision of any Finance Document will:  (a)  interfere with the right of the Lender to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;  (b)  oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or  (c)  oblige the Lender to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.  23.  PAYMENT MECHANICS  23.1 Payments to the Lender  (a)  On each date on which an Obligor is required to make a payment to the Lender under a Finance Document, that Obligor must make the payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender to the Obligor concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.  (b)  Unless a Finance Document specifies that payments under it are to be made in another manner, each payment must be made to such account and with such bank as the Lender specifies.

   23.2·  ACTIVE 225736976  44  Project U - Facility Agreement  No set-off by Obligors  All payments to be made by an Obligor under the Finance Documents will be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.23.3 Business Days  (a)  Any payment under the Finance Documents which is due to be made on a day that is not a Business Day will be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).  (b)  During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.  23.4 Currency of account  (a)  Unless a Finance Document specifies otherwise, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.  (b)  Each payment in respect of costs, expenses or Taxes must be made in the currency in which the costs, expenses or Taxes are incurred.  (c)  Any amount expressed to be payable in a currency other than US Dollars will be paid in that other currency.  23.5 Change of currency  (a)  Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:  (i)  any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country will be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and  (ii)  any translation from one currency or cutTency unit to another will be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).  (b)  If a change in any cutTency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise reflect the change in currency.  23.6 Disruption to payment systems  (a)  If the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

   (i)  ACTIVE 225736976  45  Project U - Facility Agreement  the Lender may, and must if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may decide are necessary in the circumstances; and  (ii)  the Lender is not obliged to consult with the Borrower in relation to any changes if, in its opinion, it is not practicable to do so in the circumstances and, in any event, is not obliged to agree to any changes.  (b)  Any agreement between the Lender and the B01TOwer will (whether or not it is finally determined that a Disruption Event has occurred) be binding on the Parties as an amendment to (or, as the case may be, a waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 29 (Amendments and waivers).  (c)  Notwithstanding any other provision of this Agreement, the Lender will not be liable (whether in contract, tort or otherwise and whether caused by the Lender's negligence, gross negligence or any other categmy of liability whatsoever, but not including any claim based on the fraud of the Lender) for any cost, loss or liability whatsoever any person incurs or any diminution in value arising as a result of the Lender taking or not taking any action under or in connection with this Clause 23.6 (Disruption to payment systems).  23.7 Timing of paymentsIf a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the person to whom the payment is to be made.  24.  SET-OFF  Following an Event of Default which is continuing, the Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.  25.  NOTICES  Communications in writingAny communication to be made under or in connection with the Finance Documents must be made in writing and, unless otherwise stated, may be made by fax or letter.AddressesThe contact details of the Borrower for this purpose are:  Address:  Fax number: E-mail: Attention:  Room 2703-06, 27/F, Office Tower, Convention Plaza, 1 Harbour Road, Wan chai, Hong Kong+852 3468 7289company@kingkeyenterprise.com Judy Lam  (b)  The contact details of the Lender for this purpose are:

     Address: Fax number: E-mail: Attention:  ACTIVE 225736976  46  Project U - Facility Agreement  Suites 2001-2005, 20/F, AJA Central, r Connaught Road Central, Hong Kong (852) 3612 5770liyinsheng@chamc.com.cn Kenneth Li  (c)  The Borrower or the Lender may change its contact details by giving five Business Days' notice to the Lender or (in the case of the Lender) to the other Parties.  25.3 Delivery  (a)  Except as provided below, any communication made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:(i) ifby way of fax, when received in legible form; or  (ii)  ifby way ofletter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,  and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.  (b)  Any communication to be made or delivered to the Lender will be effective only when actually received by the Lender.  (c)  All communications from or to an Obligor (other than the Borrower) must be sent through the B01Tower.  (d)  Each Obligor (other than the Borrower) irrevocably appoints the Borrower to act as its agent:  (i)  to give and receive all communications under or in connection with the Finance Documents;  (ii)  to exercise any rights or discretions on its behalf under the Finance Documents;  (iii)  to supply all information concerning itself to the Lender; and  (iv)  to sign all documents on its behalf under or in connection with the Finance Documents.  (e)  Any communication made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.  (f)  The Lender may assume that any communication made by the Borrower (or by the Bo1Tower on behalf of an Obligor) is made with the consent of each other Obligor.  (g)  Any communication which would otherwise become effective on a non-working day or after business hours in the place of receipt will be deemed only to become effective on the next working day in that place.

 ACTIVE 225736976  47  Project U - Facility Agreement  25.4 Electronic communication  (a)  Any communication to be made between any of the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website), if the relevant Patties:  (i)  notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and  (ii)  notify each other of any change to their electronic mail address or any other such information supplied by them.  (b)  Any electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that that Obligor and the Lender agree that, unless and until notified to the contrary, this is an accepted form of communication.  (c)  For the purposes of the Finance Documents, an electronic communication will be treated as being in writing.  (d)  Any electronic communication as specified in paragraph (a) above made between the Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by an Obligor to the Lender only if it is addressed in such a manner as the Lender may specify for this purpose.  (e)  Any electronic communication which would otherwise become effective on a non-working day or after business hours in the place in which the Party to whom the relevant communication is sent (or made available) has its address for the purposes of this Agreement will be deemed only to become effective on the next working day in that place.  (f)  Any reference in a Finance Document to a communication being sent or received will be construed to include that communication being made available in accordance with this Clause25.4 (Electronic communication).  25.5 English language  (a)  Any communication made under or in connection with any Finance Document must be in English.  (b)  All other documents provided under or in connection with any Finance Document must be:(i) in English; or  (ii)  if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.  26.  CALCULATIONS AND CERTIFICATES  26.1 AccountsIn any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

 ACTIVE 225736976  48  Project U - Facility Agreement  Certificates and determinationsAny certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.Day count conventionsAny interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.  27.  PARTIAL INVALIDITY  If, at any time, any tem1 of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, that will not affect:  (a)  the legality, validity or enforceability in that jurisdiction of any other term of any Finance Document; or  (b)  the legality, validity or enforceability in other jurisdictions of that or any other tetm of any Finance Document.  28.  REMEDIES AND WAIVERS  No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.  29.  AMENDMENTS AND WAIVERS  (a)  Any term of or any right or remedy under a Finance Document may be amended or waived only with the consent of the Borrower and the Lender and any such amendment or waiver will be binding on all the Parties.  (b)  The Lender must notify the other Parties promptly of any amendment or waiver effected by it under paragraph (a) above.  (c)  Each Obligor agrees to any amendment or waiver permitted by this Clause which is agreed to by the Borrower.  30.  CONFIDENTIAL INFORMATION  30.1 Confidentiality  (a)  The Lender must keep all Confidential Information confidential and not disclose it to any person, save to the extent permitted by Clause 30.2 (Disclosure of Confidential Information).  (b)  The Lender must ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.  30.2 Disclosure of Confidential InformationThe Lender may disclose:

 ACTIVE 225736976  49  Project U - Facility Agreement  (a)  to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender considers appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there is no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;  (b)  to any person:  (i)  to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents to any of that person's Affiliates, Related Funds, Representatives and professional advisers;  (ii)  with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;  (iii)  appointed by the Lender or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;  (iv)  who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above;  (v)  to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange, listing authority or similar body, or pursuant to any applicable law or regulation;  (vi)  to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;  (vii)  to whom or for whose benefit the Lender charges, assigns or otherwise creates Security Interests (or may do so) pursuant to Clause 19.4 (Security over Lender's rights);  (viii)  who is a Party; or  with the consent of the Borrower,in each case, such Confidential Information as the Lender considers appropriate if:in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there is no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

 ACTIVE 225736976  50  Project U - Facility Agreement  (B)  in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;  (C)  in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price sensitive information except that there is no requirement to inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;  (c)  to any person appointed by the Lender or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents if such service provider has entered into such form of confidentiality undertaking agreed between the Borrower and the Lender; and  (d)  to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.  30.3 Entire agreementThis Clause:  (a)  constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information; and  (b)  supersedes any previous agreement, whether express or implied, regarding Confidential Information.  Inside informationThe Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.Notification of disclosureThe Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:  (a)  of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 30.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and  (b)  on becoming aware that Confidential Information has been disclosed in breach of this Clause.

 ACTIVE 225736976  51  Project U - Facility Agreement  30.6 Continuing obligationsThe obligations in this Clause are continuing and, in particular, will survive and remain binding on the Lender for a period of 12 months from the earlier of:  (a)  the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and  31.  (b) the date on which the Lender othe1wise ceases to be the Lender.COUNTERPARTS  Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.  32.  GOVERNING LAW  This Agreement is governed by Hong Kong law.  33.  ENFORCEMENT  33.1 Jurisdiction  (a)  Unless specifically provided in another Finance Document in relation to that Finance Document, the Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute relating to the existence, validity or termination of any Finance Document) (a Dispute).  (b)  The Patties agree that the Hong Kong courts are the most appropriate and convenient comts to settle Disputes and accordingly no Party will argue to the contrary.  (c)  This Clause 33.1 (Jurisdiction) is for the benefit of the Lender only. As a result, to the extent permitted by law:  (i)  the Lender will not be prevented from taking proceedings relating to a Dispute in any other comts with jurisdiction; and  (ii) the Lender may take concurrent proceedings in any number of jurisdictions.Service of processWithout prejudice to any other mode of service allowed under any relevant law, the Borrower:  (i)  irrevocably appoints Kingkey Enterprise Hong Kong Limited <* J!J' ffi'Eu) as its agent under the Finance Documents for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and  (ii)  agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.  (b)  If any person appointed as process agent under this Clause 33.2 (Service of process) is unable for any reason so to act, the B01TOwer (on behalf of all the Obligors) must promptly (and in

 ACTIVE 225736976  52  Project U - Facility Agreement  any event within ten days of the event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another process agent for this purpose.Waiver of immunityEach Obligor irrevocably and unconditionally:waives all rights of immunity to which it or its assets may be entitled;agrees not to claim any immunity from:  (i)  proceedings brought in any jurisdiction against it or its assets by the Lender in relation to a Dispute;  (ii)  recognition or enforcement in any jurisdiction of any judgment or order given in relation to a Dispute; or  (iii)  execution, attachment or other legal process in any jurisdiction against it or its assets in relation to a Dispute,  and, in each case, to ensure that no such claim is made on its behalf;  (c)  submits to the jurisdiction of any court in relation to the recognition of any judgment or order given in relation to a Dispute; and  (d)  consents generally to the enforcement in any jurisdiction of any judgment or order given in relation to a Dispute and the giving of any relief in any jurisdiction, whether before or after final judgment, including, without limitation:  (i)  relief by way of interim or final injunction or order for specific performance or recovery of any assets; and  (ii)  execution, attachment or other legal process against any assets (irrespective of their use or intended use).  THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

 ACTIVE 225736976  53  Project U - Facility Agreement  SCHEDULE 1CONDITIONS PRECEDENT PARTlCONDITIONS PRECEDENT TO FACILITY A  1.  Corporate documentation  (a)  A copy of the constitutional documents of each Corporate Obligor.  (b)  A copy of the resolutions of the board of directors of each Transaction Obligor (other than an Individual Guarantor):  (i)  approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute and deliver the Finance Documents to which it is a party;  (ii)  authorising a specified person or persons to execute and deliver the Finance Documents to which it is a party on its behalf; and  (iii)  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, ifrelevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.  (c)  A specimen of the signature of each person authorised by the resolutions refe1Ted to in paragraph (b) above.  (d)  A copy of a resolution signed by the holder of the issued shares in the Bmrnwer:  (i)  approving the amendments to the memorandum and articles of association of the Borrower to include the rights of the Lender Representative Director; and  (ii)  approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party.  (e)  Evidence that the second amended and restated memorandum and articles of association of the Bmrnwer has been filed with the Registrar of Corporate Affairs of the British Virgin Islands.  (f)  A Director's Certificate from each Corporate Obligor substantially in the form of Part 3 of this Schedule.  2.  Individual Guarantor documentation  (a)  A ce1tified copy of the Hong Kong or PRC identity card or passpmt of each Individual Guarantor as being a correct and complete copy of the relevant original document.  (b)  A certified copy of a specimen signature of each Individual Guarantor.  3.  Finance Document  (a)  The following Finance Documents each duly entered into by the patties to it:(i) this Agreement;

 ACTIVE 225736976  54  Project U - Facility Agreement  (ii)  each Individual Guarantee;  (iii)  the Deed of Undertaking;  (iv)  the Botrnwer Share Charge; and  (b)  (v) the Preference Share Charge.An original or, as the case may be, a copy of each notice and other document required to be executed and sent or delivered, and each acknowledgement or consent required to be obtained under a Security Document.  (c)  All share certificates, duly executed instruments of transfer and other documents of title (if any) required to be provided under a Security Document (other than the documents referred to in clause I(a) of Part 2 to this Schedule 1).  4.  Legal opinions  (a)  A legal opinion of Sidley Austin, legal advisers to the Lender in respect of Hong Kong law, addressed to the Lender.  (b)  A legal opinion of Hamey Westwood & Riegels, legal advisers to the Lender in respect of British Virgin Islands law, addressed to the Lender.  5.  Other documents and evidence  (a)  Evidence that each agent under the Finance Documents for service of process in Hong Kong has accepted its appointment.  (b)  A warning notice to each Individual Guarantor as guarantor under or in connection with the Finance Documents, acknowledged and signed by each Individual Guarantor, pursuant to the Code of Banking Practice of Hong Kong and the relevant circular issued by The Hong Kong Association of Banks and the Law Society of Hong Kong.  (c)  A copy of the Original Financial Statements.  (d)  A copy of the Initial Valuation Report to the satisfactory of the Lender in all respects.  (e)  Evidence that the Lender Representative Director has been nominated for appointment in respect of the Borrower and such appointment will be effective on the first Utilisation Date.  (f)  Evidence that the signatory of the Debt Account who is designated by the Lender has been duly appointed as a joint signatory to the Debt Account and so acknowledged by the relevant bank.  (g)  Evidence that the joint authorised signatories of the Debt Account maintained by the Borrower are changed to one signato1y designated by the Lender and one signato1y designated by the Borrower, and specimen signatures of those signatories are lodged with the relevant banks.  (h)  Evidence that the aggregate balance standing to the credit of the Debt Acount is not less than the Debt Account Minimum Balance.  (i)  The Lender has obtained all internal approvals for the Utilisation.

 ACTIVE 225736976  55  Project U - Facility Agreement  PART2CONDITIONS PRECEDENT TO FACILITY B  1.  Conditions Precedent  (a)  All share certificates, duly executed instruments of transfer and other documents of title (if any) in relation to the 4,026,808 Preference Shares to be acquired by the Borrower from DCM required to be provided under the Preference Share Charge.  (b)  The Lender has obtained all internal approvals for the Utilisation.

PART 3

FORM OF DIRECTOR'S CERTIFICATE

To: [Cathay Rong IV Limited] as Lender

KINGKEY NEW ERA AUTO INDUSTRY LIMITED 京基新興汽車產業有限公司 – US term loan agreement dated [ ], 2017 (the Agreement)

I refer to the Agreement. Terms defined in the Agreement have, unless defined in this certificate, the same meaning when used in this certificate.

I am a director of [ ] (the **Company**). I am authorised to give this certificate and certify as follows:

1. Each original and copy document delivered by the Company to the Lender under Schedule 1 (Conditions precedent) to the Agreement (including the documents listed below and attached to this certificate) is true, complete and in full force and effect on the date of this certificate:

   (a) the memorandum and articles of association of the Company;

   (b) the certificate of incorporation of the Company;

   (c) the business registration certificate of the Company; and

   (d) the minutes of a meeting of the board of directors of the Company held on [ ] (the "**Board Approval**").

2. Neither the entry into of the Finance Documents by the Company, nor the exercise by it of its rights or performance of its obligations under the Finance Documents will breach any borrowing or other power or restriction binding on the Company under its [memorandum or articles of association].

3. Each resolution adopted at the meeting referred to above is in full force and effect without modification.

4. The Board Approval constitutes all corporate action necessary on the part of the Company to:

   (a) approve the terms of, and the transactions contemplated by, the Finance Documents to which the Company is a party and resolve that the Company execute the Finance Documents to which it is a party;

   (b) authorise a specified person or persons to execute the Finance Documents to which the Company is a party on its behalf; and

   (c) authorise a specified person or persons, on the Company's behalf, to sign and/or despatch all documents and notices (including the Utilisation Request) to be signed and/or despatched by the Company under or in connection with the Finance Documents to which it is a party.

5. The following is a complete list of all persons who are directors of the Company as at the date of this Certificate and who were directors on the date of the meeting referred to above.

   [ ]

6. Each person listed below:

ACTIVE 225736976 56 Project U – Facility Agreement

   (a)  ACTIVE 225736976  57  Project U - Facility Agreement  occupies the position stated against his name (and occupied that position on the date each Finance Document was signed by him);  (b)  is the person duly authorised in the minutes to sign the Finance Documents (and any other document in connection with the Finance Documents) on behalf of the Company; and  (c)  has his true signature appearing opposite his name.Name Position  Specimen Signature  7.  Unless disclosed to the Lender in writing, the Company has not created any Security Interests which are subsisting as at the date of this Certificate.  8.  Unless we notify you to the contrary in writing, you may assume that this Certificate remains true and correct [up until the date of the first Utilisation by the Company under the Agreement].'  9.  At the date of this certificate, the Company is solvent.  For  Director  Include if the Obliger to which the certificate relates is a borrower.

SCHEDULE 2

FORMS OF UTILISATION REQUEST

To: [Cathay Rong IV Limited] as Lender

From: [ ]

Date: [ ]

KINGKEY NEW ERA AUTO INDUSTRY LIMITED 京基新興汽車產業有限公司 – USD term loan facility agreement dated [ ] 2017 (the Agreement)

1. We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2. We wish to borrow a Loan on the following terms:

   (a) Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day); and

   (b) Amount: [ ].

3. We confirm that each condition precedent under the Agreement which is required to be satisfied on the date of this Utilisation Request is satisfied.

4. The proceeds of this Loan should be credited to [account].

5. This Utilisation Request is irrevocable.

By:

KINGKEY NEW ERA AUTO INDUSTRY LIMITED 京基新興汽車產業有限公司

ACTIVE 225736976 58 Project U – Facility Agreement

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To: [CATHAY RONG IV LIMITED] as Lender

From: KINGKEY NEW ERA AUTO INDUSTRY LIMITED 京基新興汽車產業有限公司

Date: [ ]

KINGKEY NEW ERA AUTO INDUSTRY LIMITED 京基新興汽車產業有限公司 – USD term loan facility agreement dated [ ] 2017 (the Agreement)

1. We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2. We confirm that as at [date]:

   (a) [Consolidated Total Borrowings were [ ] and Cash was [ ]; therefore, Consolidated Total Net Debt was [ ] per cent. of Owner's Equity;]

3. [We set out below calculations establishing the figures in paragraph 2 above:

   [ ].]

4. [We confirm that as at [relevant testing date] [no Default is continuing]/[the following Default[s] [is/are] continuing and the following steps are being taken to remedy [it/them]:

   [ ]].]

KINGKEY NEW ERA AUTO INDUSTRY LIMITED 京基新興汽車產業有限公司

By:

for ....

ACTIVE 225736976 59 Project U – Facility Agreement

SIGNATORIES

Borrower

EXECUTED AND DELIVERED)
AS A DEED)
by Chen Jiarong)
for and on behalf of)
KINGKEY NEW ERA AUTO)
INDUSTRY LIMITED)
京基新興汽車產業有限公司) ______________________
in the presence of

____
(Witness signature)
Witness name: LAM MEI CHUN
Witness address:

Facility Agreement – signature page of Kingkey New Era Auto Industry Limited

Lender  SIGNED by  Lvt .J { U.2.HOY  for and on behalf of  CATHAY RONG IV LIMITED  l_1 . l_\n_  Facility Agreement - signature page of Cathay Rong IV Limited